UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2014

SUNLINK HEALTH SYSTEMS, INC.

(Exact Name Of Registrant As Specified In Charter)

Ohio	1-12607	31-0621189
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 933-7000

(Former Name Or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A-2. below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Pursuant to an Asset Purchase Agreement (the “Agreement”), dated December 3, 2014, by and among HealthMont of Missouri, LLC (“Seller”), a wholly-owned subsidiary of SunLink Health Systems, Inc. (“SunLink”), Crown Healthcare Investments, LLC, Fulton Medical Center, LLC (“Buyer”), and Nueterra Holdings, LLC, the Seller completed the sale of substantially all of the assets of Callaway Community Hospital (“Callaway”) located in Fulton, MO for approximately $6,000,000. Assets excluded from the sale under the Agreement include (a) cash and cash equivalents; (b) receivables generated by or pertaining to the business and operations of Seller and the rendering of healthcare services, (iii) amounts and settlements to Seller pursuant to the Federal Reimbursement Allowance Program of the State of Missouri for Seller’s fiscal years ending on or prior to June 30, 2013 and a prorated share of amounts and settlements for or in respect of Seller’s fiscal year ending June 30, 2014, (iv) credits, offsets, carry forwards or refunds with respect to Federal, State or local income taxes for periods prior to the Closing Date, (v) intercompany receivables due from SunLink or its Affiliates, and (vi) certain non-Hospital undeveloped real estate.

The above summary of the terms of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which was filed as Exhibit 99.2 to Current Report on Form 8-K filed December 8, 2014, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma financial information.

The Company is a smaller reporting company. As a result, pursuant to Rule 8-05 of Regulation S-X, no pro forma financial information related to the sale transaction described in Item 2.01 is presented.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit 99.1 – SunLink Health Systems, Inc. Press Release dated January 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Mark J. Stockslager
Name:	Mark J. Stockslager
Title:	Chief Financial Officer

Dated: January 7, 2015

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